Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin Belgrade

KCI Corporate Communications

Office: 210-216-1236

Email: kevin.belgrade@kci1.com

Todd Wyatt

KCI Investor Relations

Office: 210-255-6157

Email: todd.wyatt@kci1.com

Kinetic Concepts, Inc. Completes Merger with Apax Consortium

SAN ANTONIO, TX., November 4, 2011 — Kinetic Concepts, Inc. (NYSE: KCI) today announced the completion of its acquisition by an affiliate of a consortium comprised of investment funds advised by Apax Partners and controlled affiliates of Canada Pension Plan Investment Board and the Public Sector Pension Investment Board pursuant to a merger agreement dated July 12, 2011.

Under the terms of the agreement, shareholders of KCI will receive $68.50 per share in cash.  The transaction is valued at approximately $6.1 billion, including outstanding debt.  The transaction was approved by KCI’s shareholders at a special meeting held on October 28, 2011.

In connection with the consummation of the acquisition, KCI and KCI USA obtained approximately $2,500 million of senior secured financing under new credit facilities and issued $1,750 million aggregate principal amount of second lien senior secured notes due 2018 and $750 million aggregate principal amount of senior notes due 2019.  The new credit facilities and the second lien senior secured notes will be guaranteed by certain of KCI’s and KCI USA’s parents and subsidiaries and will be secured by substantially all of the assets of KCI, KCI USA and certain of their parents and subsidiaries.  The senior notes will be senior obligations of KCI and KCI USA and will be guaranteed on a senior basis by certain of their parents and subsidiaries.  KCI used the net proceeds from the new credit facilities and the notes offerings to pay the consideration under the merger agreement and related transactions, to refinance existing debt and to pay certain costs and expenses of the transactions.

KCI’s common stock will be delisted and cease trading on the New York Stock Exchange before the opening of the market on November 7, 2011.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets.  Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world.  The company employs approximately 7,100 people and markets its products in more than 20 countries.  For more information about KCI and how its products are changing the practice of medicine, please visit www.kci1.com.

About Apax Partners

Apax Partners is one of the world’s leading private equity investment groups.  It operates across the United States, Europe and Asia and has more than 30 years of investing experience.  Funds under the advice of Apax Partners total over $40 billion around the world.  These funds provide long-term equity financing to build and strengthen world-class companies.  Apax Partners Funds invest in companies across its global sectors of Tech & Telecom, Retail & Consumer, Media, Healthcare and Financial & Business Services.  For more information about Apax Partners, please visit www.apax.com.

About Canada Pension Plan Investment Board

Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries.  In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments.  Headquartered in Toronto, with offices in London and Hong Kong, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments.  At June 30, 2011, the CPP Fund totaled $153.2 billion. For more information about CPPIB, please visit www.cppib.ca.

About PSP Investments

The Public Sector Pension Investment Board (PSP Investments) is a Canadian Crown corporation established to manage investments for the pension funds of the Public Service, the Canadian Forces, the Royal Canadian Mounted Police and the Reserve Force.  PSP Investments’ mandate is to manage funds entrusted to it in the best interests of the contributors and beneficiaries of the pension plans and to maximize investment returns without undue risk of loss having regard to the funding, policies and requirements of the plans and their ability to meet their financial obligations.  For more information about PSP Investments, please visit www.investpsp.ca.